UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2011

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34551	20-4477465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Farm Credit Drive, Suite 2300, McLean, VA www.gtec-inc.com	22102-5011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 703-738-2840

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported in a Current Report on From 8-K filed on March 3, 2011, Global Defense Technology & Systems, Inc. (“GTEC” or the “Company”) entered into an Agreement and Plan of Merger, dated as of March 2, 2011, with Sentinel Acquisition Corporation (the “Purchaser”) and Sentinel Acquisition Holdings Inc. (the “Merger Agreement”). In connection with the Merger Agreement, on March 3, 2011 the Company entered into a letter agreement (the “License Termination and Continuing Contracts Agreement”) with Global Strategies Group Holding, S.A. (“GLOBAL”), the former indirect parent of the Company. The License Termination and Continuing Contracts Agreement sets forth certain agreements between GLOBAL and the Company in connection with the transactions contemplated by the Merger Agreement, including, but not limited to, the following: (i) certain agreements between GLOBAL and the Company in effect prior to the closing of the Offer (the “Closing Date”) will continue to be in effect following the Closing Date, (ii) certain bids, proposals and teaming agreements in which both parties are involved will continue following the Closing Date, (iii) following the execution of the Merger Agreement, the Company will initiate a rebranding effort that will, among other things, result in the Company’s ceasing to use the abbreviation “GTEC” as of the Closing Date and (iv) the Trademark License Agreement in effect between the parties, pursuant to which the Company is entitled to use certain marks of GLOBAL, will terminate as of the Closing Date. This description of the License Termination and Continuing Contracts Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement, dated as of March 3, 2011, between Global Defense Technology & Systems, Inc. and Global Strategies Group Holding, S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

Date: March 10, 2011

/s/ John Hillen
John Hillen, President and Chief Executive Officer